Exhibit 99.1

Ultralife Corporation Names Michael E. Manna President & CEO

NEWARK, N.Y. November 22, 2022 – The Board of Directors of Ultralife Corporation (“Ultralife” or the “Company”) (NASDAQ: ULBI) has appointed Michael E. Manna as the Company’s President & CEO and as a member of the Board of Directors effective immediately to replace Michael D. Popielec who is leaving the Company. Mr. Popielec will remain with Ultralife as an employee for a sixty-day period ending January 20, 2023 in an advisory role to ensure a smooth leadership transition. In addition to his new role, Mike Manna will retain his leadership position for the Company’s Battery & Energy Products segment which he held prior to his appointment as President & CEO.

“Over the past twelve years, under Mike Popielec’s steadfast leadership, Ultralife has successfully executed our global diversification strategy encompassing new product development to drive organic growth and multiple accretive acquisitions to position Ultralife in key markets not previously served. We thank him for his dedication over his many years of service and wish him well in his future endeavors,” said Bradford T. Whitmore, Ultralife’s Board Chair. Mr. Whitmore continued, “During Mike Popielec’s tenure as President & CEO, a succession plan was developed and approved by our Board which is now being implemented with the appointment of Mike Manna. Mike has been with Ultralife for almost thirty years, serving in a variety of leadership roles of increasing responsibility across engineering, operations, product development, research & development and sales, and for the last three years as leader of the Company’s Battery & Energy Products segment. In addition to his demonstrated leadership capabilities, Mr. Manna is a well-recognized expert in rechargeable and primary battery cell design across multiple chemistries in both government/defense and commercial markets well positioning him for his new role.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com